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SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE TO-I/A
(Rule 13e-4)
TENDER OFFER STATEMENT UNDER
SECTION 14(d)(1) OR 13(e)(1)
OF THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No. 1)

NetScout Systems, Inc.
(Name of Subject Company (Issuer) and Filing Person (Offeror))

Options to Purchase Common Stock
(Title of Class of Securities)

64115 T 10 4
(CUSIP Number of Class of Securities)
 (Common Stock Underlying Options)

Anil K. Singhal President and Chief Executive Officer NetScout Systems, Inc. 310 Littleton Road Westford, MA 01886 (978) 614-4000	With A Copy To: Miguel J. Vega, Esq. Testa, Hurwitz & Thibeault, LLP 125 High Street Boston, MA 02110 (617) 248-7000

(Name, Address and Telephone Number of Person Authorized to
Receive Notice and Communications on Behalf of Filing Person)

CALCULATION OF FILING FEE

Transaction Valuation*	Amount of Filing Fee
$9,040,230	$832
*
For purposes of calculating the amount of filing fee only. The amount assumes options to purchase 2,489,666 shares of NetScout Systems, Inc. common stock, par value $.001 per share, having an aggregate value of $9,040,230 as of November 5, 2002 will be exchanged pursuant to this offer. The aggregate value of such options was calculated based on the Black-Scholes option-pricing model. The amount of the filing fee, calculated in accordance with Section 13(e) and Rule 0-11 of the Securities Exchange Act of 1934, as amended, equals the value of this transaction multiplied by $0.000092.
☒
Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid: $832 Form or Registration No.: Schedule TO-I	Filing Party: NetScout Systems, Inc. Date Filed: November 8, 2002
☐
Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

        Check the appropriate boxes below to designate any transactions to which the statement relates:

  ☐
  third-party tender offer subject to Rule 14d-1.
  ☒
  issuer tender offer subject to Rule 13e-4.
  ☐
  going-private transaction subject to Rule 13e-3.
  ☐
  amendment to Schedule 13D under Rule 13d-2.

        Check the following box if the filing is a final amendment reporting the results of the tender offer:     ☐

INTRODUCTORY STATEMENT

        This Amendment No. 1 amends and supplements the Tender Offer Statement on Schedule TO relating to our offer to exchange outstanding option grants with an exercise price of at least $10.00 per share granted under our 1999 Stock Option and Incentive Plan, as amended, or the NextPoint Networks, Inc. 2000 Stock Incentive Plan assumed by us in connection with the acquisition of NextPoint for new options we will grant upon the terms and subject to the conditions in the Offer to Exchange dated November 8, 2002.

Item 12. Exhibits.

        Item 12 is hereby amended and restated as follows:

(a)(1)(A)	Offer to Exchange dated November 8, 2002.*
(a)(1)(B)	Form of Election Form and Transmittal Letter.*
(a)(1)(C)	Form of Letter to Eligible Option Holders Regarding Offer.*
(a)(1)(D)	Form of Letter to Tendering Option Holders Regarding Acceptance of Tendered Option Grants.*
(a)(5)(A)	NetScout's Annual Report on Form 10-K for the year ended March 31, 2002, filed with the SEC on June 28, 2002 and incorporated herein by reference.
(a)(5)(B)	NetScout's Quarterly Report on Form 10-Q for the three months ended September 30, 2002, filed with the SEC on November 8, 2002 and incorporated herein by reference.
(a)(5)(C)	NetScout's Definitive Proxy Statement on Schedule 14A filed with the SEC on August 23, 2002 and incorporated herein by reference.
(a)(5)(D)	Stock Purchase and Redemption Agreement dated December 31, 1998 by and among NetScout, Greylock Equity Limited Partnership, certain affiliates of TA Associates, Inc. and Egan-Managed Capital, L.P. (filed with the SEC as Exhibit 10.4 to NetScout's Registration Statement on Form S-1 (No. 333-76843)) and incorporated herein by reference.
(a)(5)(E)	Amended and Restated Rights Agreement entered into as of January 15, 1999 by and among NetScout, Greylock Equity Limited Partnership, certain affiliates of TA Associates, Inc. and Egan-Managed Capital, L.P. (filed with the SEC as Exhibit 10.5 to NetScout's Registration Statement on Form S-1 (No. 333-76843)) and incorporated herein by reference.
(a)(5)(F)	Form of Email Reminder to Option Holders.*
(a)(5)(G)	PowerPoint Presentation to Employees.**
(b)	Not applicable.
(d)(1)	NetScout's 1999 Stock Option and Incentive Plan, as amended (filed as Exhibit 10.1 to NetScout's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2001 and incorporated herein by reference).
(d)(2)	NextPoint Networks, Inc. 2000 Stock Option Plan (filed as Exhibit 4.4 to NetScout's Registration Statement on Form S-8 (No. 333-41880) and incorporated by herein by reference).
(d)(3)	Form of Incentive Stock Option Agreement pursuant to NetScout's 1999 Stock Option and Incentive Plan, as amended (filed as Schedule B to Exhibit (a)(1)(A) filed with NetScout's Schedule TO-I filed with the SEC on November 8, 2002 and incorporated herein by reference).*

(d)(4)	Form of Non-Statutory Stock Option Agreement pursuant to NetScout's 1999 Stock Option and Incentive Plan, as amended (filed as Schedule C to Exhibit (a)(1)(A) filed with NetScout's Schedule TO-I filed with the SEC on November 8, 2002 and incorporated herein by reference).*
(g)	Not applicable.
(h)	Not applicable.

*
Previously filed.

**
Filed herewith.

SIGNATURE

        After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

NETSCOUT SYSTEMS, INC.
By:	/s/ ANIL K. SINGHAL Anil K. Singhal President and Chief Executive Officer
Date: November 8, 2002

EXHIBIT INDEX

(a)(1)(A)	Offer to Exchange dated November 8, 2002.*
(a)(1)(B)	Form of Election Form and Transmittal Letter.*
(a)(1)(C)	Form of Letter to Eligible Option Holders Regarding Offer.*
(a)(1)(D)	Form of Letter to Tendering Option Holders Regarding Acceptance of Tendered Option Grants.*
(a)(5)(A)	NetScout's Annual Report on Form 10-K for the year ended March 31, 2002, filed with the SEC on June 28, 2002 and incorporated herein by reference.
(a)(5)(B)	NetScout's Quarterly Report on Form 10-Q for the three months ended September 30, 2002, filed with the SEC on November 8, 2002 and incorporated herein by reference.
(a)(5)(C)	NetScout's Definitive Proxy Statement on Schedule 14A filed with the SEC on August 23, 2002 and incorporated herein by reference.
(a)(5)(D)	Stock Purchase and Redemption Agreement dated December 31, 1998 by and among NetScout, Greylock Equity Limited Partnership, certain affiliates of TA Associates, Inc. and Egan-Managed Capital, L.P. (filed with the SEC as Exhibit 10.4 to NetScout's Registration Statement on Form S-1 (No. 333-76843)) and incorporated herein by reference.
(a)(5)(E)	Amended and Restated Rights Agreement entered into as of January 15, 1999 by and among NetScout, Greylock Equity Limited Partnership, certain affiliates of TA Associates, Inc. and Egan-Managed Capital, L.P. (filed with the SEC as Exhibit 10.5 to NetScout's Registration Statement on Form S-1 (No. 333-76843)) and incorporated herein by reference.
(a)(5)(F)	Form of Email Reminder to Option Holders.*
(a)(5)(G)	PowerPoint Presentation to Employees.**
(b)	Not applicable.
(d)(1)	NetScout's 1999 Stock Option and Incentive Plan, as amended (filed as Exhibit 10.1 to NetScout's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2001 and incorporated herein by reference).
(d)(2)	NextPoint Networks, Inc. 2000 Stock Option Plan (filed as Exhibit 4.4 to NetScout's Registration Statement on Form S-8 (No. 333-41880) and incorporated by herein by reference).
(d)(3)	Form of Incentive Stock Option Agreement pursuant to NetScout's 1999 Stock Option and Incentive Plan, as amended (filed as Schedule B to Exhibit (a)(1)(A) filed with NetScout's Schedule TO-I filed with the SEC on November 8, 2002 and incorporated herein by reference).*
(d)(4)	Form of Non-Statutory Stock Option Agreement pursuant to NetScout's 1999 Stock Option and Incentive Plan, as amended (filed as Schedule C to Exhibit (a)(1)(A) filed with NetScout's Schedule TO-I filed with the SEC on November 8, 2002 and incorporated herein by reference).*
(g)	Not applicable.
(h)	Not applicable.

*
Previously filed.

**
Filed herewith.

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CALCULATION OF FILING FEE
INTRODUCTORY STATEMENT
SIGNATURE
EXHIBIT INDEX